Exhibit 99.1

Sierra Income Corporation Announces Q2 2021 Distributions

NEW YORK, NY (April 29, 2021) – Sierra Income Corporation (“Sierra” or the “Company”) today announced that, on April 28, 2021, its Board of Directors (the “Board”) declared a series of monthly distributions for April, May, and June 2021 of $0.010 per share. Stockholders of record as of each respective record date will be entitled to receive the distribution. Below are the details for each respective distribution:

Amount Per Share	Record Date	Payment Date
$0.010	April 29, 2021	April 30, 2021
$0.010	May 28, 2021	May 31, 2021
$0.010	June 29, 2021	June 30, 2021

The Board also authorized a share repurchase program, pursuant to which the Company intends to conduct quarterly share repurchases, beginning in the second quarter of 2021, of the lesser of (i) the number of shares of common stock, par value $0.0001 per share (the “Shares”), that the Company can purchase with the proceeds received under the Company’s distribution reinvestment plan from the prior quarter; or (ii) 2.5% of the weighted average number of Shares outstanding in the prior four calendar quarters (the “Share Repurchase Program”). Notwithstanding the foregoing, in connection with the first share repurchase offer for the quarter ending June 30, 2021, the Company intends to repurchase the number of Shares that the Company can purchase with the proceeds received under the Company’s distribution reinvestment plan from the prior two quarters. The purpose of the Share Repurchase Program is to allow stockholders to sell their Shares back to the Company at a price equal to the most recently disclosed net asset value per share of the Company’s common stock immediately prior to the date of such share repurchase. Shares will be purchased from stockholders participating in the Share Repurchase Program on a pro rata basis. The Share Repurchase Program may be suspended, extended, modified or discontinued by the Board at any time.

Information related to the share repurchase offer for the quarter ending June 30, 2021 is expected to be sent to shareholders on or about May 28, 2021. For a complete discussion of the terms and conditions of the share repurchase offer, a shareholder should read carefully the share repurchase materials provided.

About Sierra Income Corporation

Sierra is a non-traded business development company that invests primarily in first lien senior secured debt, second lien secured debt and, to a lesser extent, subordinated debt of middle market companies in a broad range of industries with annual revenue between $50 million and $1 billion. Sierra’s investment objective is to generate current income, and to a lesser extent, long-term capital appreciation. Sierra is externally managed by SIC Advisors LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended. For additional information, please visit Sierra Income Corporation at www.sierraincomecorp.com.

About SIC Advisors LLC

SIC Advisors LLC is an affiliate of Medley Management Inc. (NYSE: MDLY, “Medley”). Medley is an alternative asset management firm offering yield solutions to retail and institutional investors. Medley’s national direct origination franchise is a premier provider of capital to the middle market in the U.S. As of December 31, 2020, Medley had $2.9 billion of assets under management in one business development company and several private investment vehicles. Over the past 19 years, we have provided capital to over 450 companies across 35 industries in North America. For additional information, please visit Medley Management Inc. at www.mdly.com.

Medley LLC, the operating company of Medley Management Inc., has outstanding bonds which trade on the New York Stock Exchange under the symbols (NYSE:MDLX) and (NYSE:MDLQ).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will" and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These forward-looking statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Sierra's continued effectiveness in investing and managing capital; adverse changes in the economy generally or in the industries in which Sierra's portfolio companies operate; uncertainties associated with the impact from the COVID-19 pandemic, including its impact on the global and U.S. capital markets, the global and U.S. economy, the operational and financial performance of our portfolio companies, and liquidity; and such other factors described under the caption “Risk Factors” included in Sierra's filings with the Securities and Exchange Commission (www.sec.gov). Additional risks and uncertainties include, but are not limited to: the Share Repurchase Program includes numerous restrictions that limit a stockholder’s ability to sell its shares as described in the share repurchase materials that will be sent to stockholders; and the timing of the repurchase offers pursuant to our share repurchase program may be at a time that is disadvantageous to stockholders. Although Sierra believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. Sierra undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in Sierra’s expectations.

Investor Relations Contact:

Medley Management Inc.

212-759-0777

Media Contact:

Jonathan Gasthalter/Nathaniel Garnick

Gasthalter & Co. LP

212-257-4170

1 Medley Management Inc. is the parent company of Medley LLC and several registered investment advisers (collectively, “Medley”). Assets under management refers to assets of our funds, which represents the sum of the net asset value of such funds, the drawn and undrawn debt (at the fund level, including amounts subject to restrictions) and uncalled committed capital (including commitments to funds that have yet to commence their investment periods). Assets under management are as of December 31, 2020.